                                                  EXHIBIT 12 PAGE 1 of 1

              NORFOLK SOUTHERN CORPORATION AND SUBSIDIARIES
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (Millions of Dollars)

                                      Year ended December 31
                         ------------------------------------------------
                           1996      1995      1994      1993      1992
                         --------  --------  --------  --------  --------
EARNINGS
Income before income
 taxes as reported       $1,196.9  $1,114.7  $1,049.0  $  898.6  $  875.3
Add:
 Total interest expenses
  (as detailed below)       186.4     174.9     159.9     160.7     161.6
 Income (loss) of
  partially owned
  entities <F1>               1.1       0.1       0.6      (2.6)      2.0
 Subsidiaries' preferred
  dividend requirement        2.5       2.6       2.7       2.7       2.7
                         --------  --------  --------  --------  --------
    Income before income
     taxes, as adjusted  $1,386.9  $1,292.3  $1,212.2  $1,059.4  $1,041.6
                         ========  ========  ========  ========  ========
FIXED CHARGES
Interest expense on debt $  115.7  $  113.4  $  101.6  $   98.6  $  109.0
Other interest expense       38.9      31.5      31.8      38.7      33.0
Calculated interest
 portion of rent expense     31.8      30.0      26.5      23.4      19.6
                         --------  --------  --------  --------  --------
    Total interest
     expenses               186.4     174.9     159.9     160.7     161.6

Capitalized interest         11.9      14.0      17.8      21.7      17.9
Subsidiaries' preferred
 dividend requirement
 on a pretax basis            4.1       4.1       4.2       4.3       4.2
                         --------  --------  --------  --------  --------
    Total fixed charges  $  202.4  $  193.0  $  181.9  $  186.7  $  183.7
                         ========  ========  ========  ========  ========
RATIO OF EARNINGS TO
 FIXED CHARGES               6.85      6.70      6.66      5.67      5.67


<F1> Includes the distributed income of 20%-49% owned entities, net of equity recorded in undistributed income and the minority income of consolidated entities which have fixed charges.

The computations do not include $0.3 million of interest expense related to $7.8 million of debt guaranteed for a less than 50% owned entity.